UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2007

Golden Telecom, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27423	51-0391303
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Rep. Office Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, Moscow, Russia,		115114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(011-7-501) 797-9300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Item 4.02 filed on a Current Report on Form 8-K with a filing date of August 9, 2007 is deleted and replaced in its entirety with the following:

On August 8, 2007, the Audit Committee of the Board of Directors of the Company, upon management’s recommendation, and after discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP, concluded that the Company’s previously issued financial statements as of and for the three months ended March 31, 2007 (the "Financial Statements") should no longer be relied upon.

The Company has determined that there was a mathematical mistake made in the calculation of the compensation expense for stock appreciation rights for the three months ended March 31, 2007, which resulted in a $2.8 million overstatement of such expense for that three-month period. After tax effect, the correction of this error on the Financial Statements is an increase in net income of $2.2 million or $0.06 per share – basic and diluted, as summarized below.

As originally reported As restated
Three-Months Ended March 31, 2007
(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS:
Access and network services (excluding
depreciation and amortization) $150,401 $150,095
Selling, general and administrative
(excluding depreciation and
amortization) 51,459 48,986
Income from operations 25,322 28,101
Income taxes 9,566 10,130
Net Income 14,504 16,719
Net income per share - basic 0.40 0.46
Net income per share – diluted $0.39 $0.45

The Company will file an amendment to its financial statements in connection with its Quarterly Report on Form 10-Q as soon as practicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Telecom, Inc.

August 9, 2007	By:	/s/ Boris Svetlichny

Name: Boris Svetlichny
Title: Senior Vice-President, Chief Financial Officer and Treasurer